Exhibit 99.1

For Immediate Release

Investor Relations

Fitzhugh Taylor

(203) 682-8261

fitzhugh.taylor@icrinc.com

Media Relations

Tracy Henderson

(817) 329-3257

IGNITE RESTAURANT GROUP ANNOUNCES NEW BRAND LEADERSHIP

New Presidents named for Romano’s Macaroni Grill and Brick House Tavern + Tap

Houston, TX—(BUSINESS WIRE)—March 3, 2014—Ignite Restaurant Group (Nasdaq: IRG) today announced new leadership for two of its popular brands.

John Gilbert has been named President of Romano’s Macaroni Grill. A former member of the Ignite Restaurant Group Board of Directors, Gilbert was most recently Chief Executive Officer of Minnetonka, MN-based Famous Dave’s of America. With a long history in the restaurant industry, Gilbert previously served in top marketing roles with Dunkin’ Brands Group, Inc., Yum! Brands Inc., and Carlson Restaurants Worldwide/TGI Friday’s, Inc. He served on the Ignite Board of Directors from January 2008 through June 2013.

“John is an outstanding leader with an extensive background of growing national brands and we are pleased to welcome him back to Ignite,” said Ignite Restaurant Group CEO Ray Blanchette. “As a former director, he played an important role in developing the Ignite Restaurant Group strategic plan, and we believe that his insight and leadership will further position Macaroni Grill for success.”

David Catalano has been named President of Brick House Tavern + Tap. Catalano served as President of Macaroni Grill during the transition period following the brand’s acquisition by Ignite Restaurant Group last year. He has 25 years of experience in the casual dining and hospitality industry, serving as Chief Operating Officer for Rave Cinemas, Applebee’s 70-unit franchisee Apple Gold and Hard Rock Café.

Blanchette added, “David has been a steady force for Macaroni Grill during the brand’s critical transition phase to Ignite. With his background expanding margins and improving operations, we are confident that he is the perfect fit for our growing Brick House Tavern + Tap brand.”

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ:IRG) owns and operates nearly 350 restaurants throughout the U.S. Headquartered in Houston, Ignite’s portfolio of restaurant concepts includes Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchiser for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.